Exhibit 8.1

HUNTON ANDREWS KURTH LLP 200 PARK AVENUE NEW YORK, NY 10166-0005
TEL 212 • 309 • 1000 FAX 212 • 309 • 1100

August 24, 2026

Evergy, Inc.

1200 Main Street

Kansas City, Missouri 64105

Evergy, Inc.

$600,000,000 6.40% Fixed-to-Fixed Reset Rate Junior Subordinated Notes due 2057

To the Addressee:

We have acted as counsel to Evergy, Inc., a Missouri corporation (the “Company”), in connection with the offering and sale (the “Offering”) of $600,000,000 aggregate principal amount of 6.40% Fixed-to-Fixed Reset Rate Junior Subordinated Notes due 2057 (the “Notes”) of the Company pursuant to a preliminary prospectus supplement dated August 17, 2026 and a final prospectus supplement dated August 17, 2026 (together, the “Prospectus Supplement”) and an accompanying prospectus dated August 16, 2024 (the “Accompanying Prospectus”). The Notes were issued pursuant the Company’s Subordinated Indenture, dated as of May 18, 2009 (the “Original Indenture”) between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (in such capacity, the “Trustee”), as supplemented by Supplemental Indenture No. 3, dated as of June 4, 2018 (“Supplemental Indenture No. 3”) and as supplemented by Supplemental Indenture No. 5, dated as of August 24, 2026, establishing the forms, terms and other provisions of the Notes (together with the Original Indenture and Supplemental Indenture No. 3, the “Indenture”). You have requested our opinion as to certain U.S. federal income tax matters.

In rendering the opinion expressed below, we have made such legal and factual examinations and inquiries as we have deemed necessary or advisable for the purpose of rendering this opinion letter, including but not limited to the examination of the following: (i) the Accompanying Prospectus and the Prospectus Supplement, (ii) the Indenture and (iii) such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below.

As to any facts material to the opinion expressed herein, we have relied upon certificates and statements and representations and warranties of the officers and other representatives and agents of the parties to the documents and of public officials. In rendering this opinion letter, except for the matters that are specifically addressed in the opinion expressed below,

ATLANTA AUSTIN BANGKOK BOSTON BRUSSELS CHARLOTTE DALLAS DUBAI HOUSTON

LONDON LOS ANGELES MIAMI NEW YORK RICHMOND SAN FRANCISCO TOKYO TYSONS WASHINGTON, DC

www.Hunton.com

Evergy, Inc.

August 24, 2026

with your permission, we have assumed, and are relying on without independent investigation, (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies, (iii) the genuineness of signatures, (iv) the legal capacity of natural persons signing the documents, (v) the necessary entity formation and continuing existence in the jurisdiction of formation, and the necessary licensing and qualification in all jurisdictions, of all parties to the documents, (vi) the necessary entity authorization, execution, delivery and enforceability (as limited by bankruptcy and other insolvency laws) of all documents by all parties thereto, and the necessary entity power and authority with respect thereto, (vii) the validity, binding effect, and enforceability of all documents, (viii) that each of the parties to the documents will comply (without waiver) with all of the terms of such documents, and (ix) that there is not any other agreement that modifies or supplements the agreements expressed in any document to which this opinion letter relates and that renders the opinion expressed below inconsistent with such document as so modified or supplemented.

In rendering this opinion letter, except for matters that are specifically addressed in the opinion expressed below, we have made no inquiry, have conducted no investigation and assume no responsibility with respect to (i) the accuracy of and compliance by the parties thereto with the representations, warranties, covenants, certifications and assumptions as to factual matters contained in any document or (ii) the conformity of the documents to the requirements of any agreement to which this opinion letter relates.

Based on the foregoing and subject to the qualifications, representations, warranties, covenants, certifications and assumptions stated herein, we are of the opinion that under current U.S. federal income tax law as of the date hereof, although there are no regulations, rulings or judicial precedents addressing the characterization of securities having terms substantially similar to the Notes for U.S. federal income tax purposes, the Notes will be classified for U.S. federal income tax purposes as indebtedness of the Company to the extent that they are not beneficially owned by an affiliate of the Company including (i) any member of the Company’s “expanded group” within the meaning of the regulations under section 385 of the Internal Revenue Code of 1986, as amended (the “Code”) (hereinafter, such regulations are the “Section 385 Regulations”), (ii) with respect to the Company’s expanded group, a “controlled partnership” within the meaning of the Section 385 Regulations, or (iii) a disregarded entity owned by any entity described in (i) or (ii) for U.S. federal income tax purposes.

Other than in the context of certain related party debt instruments addressed under the Section 385 Regulations, there are no Treasury regulations defining instruments held by persons unrelated to the issuer as equity or indebtedness for U.S. federal income tax purposes. Furthermore, there are no controlling Treasury regulations, published rulings, or judicial decisions involving securities with terms substantially the same as the Notes that discuss whether, for U.S. federal income tax purposes, the securities constitute equity or indebtedness. Therefore, our opinion regarding the characterization of the Notes as evidences of indebtedness is based upon rulings and judicial decisions under the Code involving situations that we consider to be analogous and an analysis of all of the facts and circumstances surrounding the issuance and sale of the Notes.

Evergy, Inc.

August 24, 2026

The foregoing opinion is based only on the federal income tax laws of the United States, Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof, all of which are subject to change. The foregoing opinion is limited to the matters addressed herein, and no other opinion is rendered with respect to other United States federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality or governmental agency (other than the Internal Revenue Service) including without limitation (i) any statute, regulation, or provision of law of any state, county, municipality, or other political subdivision or any agency or instrumentality thereof or (ii) the securities or tax laws of any jurisdiction (other than the federal income tax laws of the United States). Additional issues may exist that could affect the United States federal tax treatment of the transaction or matter that is the subject of this opinion letter, and this opinion letter does not consider or provide a conclusion with respect to such additional issues. You should be aware that this opinion letter represents conclusions as to the application of existing law, regulations, administrative rules and practices, and legislative history to the transactions described above. There can be no assurance, however, that existing law will not change or that contrary positions will not be taken by the Internal Revenue Service. Any such change might be retroactive and might affect the opinion set forth above.

We express no opinion on any other laws and intimate no view on any other matter that may be relevant to your interests. We also caution you that our opinion depends upon the facts, representations, warranties, covenants, certifications, assumptions and documents to which this letter refers, which are subject to change, reinterpretation and misunderstanding. Our conclusion could differ if these items on which we have relied are, become or are found to be different.

This opinion letter is rendered as of the date hereof and we undertake no obligation to update the opinion expressed herein after the date of this letter or advise you of changes in the event there is any change in legal authorities, facts, representations, warranties, covenants, certifications and assumptions or documents on which this opinion letter is based (including the taking of any action by any party to the documents pursuant to any opinion of counsel or a waiver), or any inaccuracy in any of these items upon which we have relied in rendering this opinion letter, unless we are specifically engaged to do so. Except as described in the next paragraph, this opinion letter may not be distributed, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our express written consent.

We hereby consent to the filing of this opinion as an exhibit to the Current Report on Form 8-K filed on the date of this opinion letter. We also consent to the references to Hunton Andrews Kurth LLP under the captions “Material U.S. Federal Income Tax Considerations” and “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the Securities and Exchange Commission.

Very truly yours,

/s/ HUNTON ANDREWS KURTH LLP